Exhibit 99.2

V E R I S    R E S I D  E  N  T  I  A  L,    I N C.
NEWS RELEASE
For Immediate Release
Veris Residential, Inc.
Reports Fourth Quarter and Full Year 2022 Results
Jersey City, New Jersey – (February 21, 2023) – Veris Residential, Inc. (NYSE: VRE) (the “Company”) today reported results for the fourth quarter and full year 2022.
OPERATIONAL HIGHLIGHTS
–Net income (loss) of $0.35 and $(0.63) per share for the fourth quarter and full year 2022, respectively.
–Core Funds from Operations (“Core FFO”) per share of $0.05 and $0.44 for the fourth quarter and full year 2022, respectively.
–Our 6,931-unit operating multifamily portfolio and Same Store 5,825-unit operating multifamily portfolio were 95.3% and 95.6% occupied, respectively, as of December 31, 2022.
–Full year and fourth quarter 2022 multifamily Same Store Net Operating Income ("NOI") increased by 20.1% and 12.6%, compared to the same period last year, reflecting higher revenues, reduced concessions and stable controllable expenses offset by higher real estate taxes and insurance.
–Same Store multifamily Blended Net Rental Growth Rate of 11.7% for the quarter and 17.0% for the year.
–Haus25, our 750-unit property located in Jersey City, NJ, achieved stable occupancy in early February 2023, significantly ahead of schedule and initial underwriting.
–96% of the Company’s total pro forma debt portfolio (consolidated and unconsolidated) is hedged or fixed. The Company`s total pro forma debt portfolio has a weighted average rate of 4.4% and weighted average maturity of 4.1 years.
–Formed a strategic partnership with Massachusetts Institute of Technology`s Center for Real Estate.

CONTINUED PROGRESS OF TRANSFORMATION TO PURE-PLAY MULTIFAMILY REIT
–$1.4 billion of non-strategic asset sales since the beginning of 2022, including $437 million under binding contract, of which Harborside 1, 2 and 3 represents $420 million.
–Closed on the sale of the Port Imperial Hotels, fully exiting the hotel segment, subsequent to quarter end.

Mahbod Nia, Chief Executive Officer, commented: “2022 marked another year of significant progress on our path to becoming a pure-play multifamily company. We continued to successfully execute on non-core asset sales despite substantial market volatility. Our multifamily portfolio continues to outperform, reflecting the high quality of our properties and dedication of our team to delivering excellence. We begin 2023 in a position of strength, as we seek to conclude our transformation and continue creating value for shareholders."

Exhibit 99.2
FINANCIAL HIGHLIGHTS
Net income (loss) available to common shareholders for the quarter ended December 31, 2022 was $0.35 per share, compared to $(0.32) per share, for the quarter ended December 31, 2021.

For the fourth quarter 2022, Core FFO was $5.3 million, or $0.05 per share, compared to $17.1 million, or $0.17 per share, for the quarter ended December 31, 2021.

3Q22 Core FFO per share	$0.15
101 Hudson Sale	($0.04)
G&A / Other Corporate	($0.02)
Office CAM / RE Tax Adjustments	($0.02)
Residential Operations	$0.02
Interest Expense (excludes 101 Hudson sale impact)	($0.04)
4Q22 Core FFO per share	$0.05

For more information and a reconciliation of FFO, Core FFO, Adjusted EBITDA and NOI to net income (loss) attributable to common shareholders, please refer to the following pages and the Company’s Supplemental Operating and Financial Data package for the fourth quarter 2022. Please note that all presented per share amounts are on a diluted basis.

MULTIFAMILY PORTFOLIO HIGHLIGHTS
The Company’s 6,931-unit operating multifamily portfolio and Same Store 5,825-unit operating multifamily portfolio were 95.3% and 95.6% occupied, respectively, as of December 31, 2022.

Same Store multifamily Blended Net Rental Growth Rate was 11.7% for the quarter and 17.0% for the year.

Full year Same Store NOI for the operating multifamily portfolio increased year-over-year by 20.1%, reflecting burn-off of existing concessions, increased revenue and reduction in controllable expenses. Same Store NOI quarter-over-quarter decreased by (0.2)%, driven by the real estate tax increase in Jersey City, NJ.

The three lease-up properties that stabilized in the fourth quarter 2021, the Upton in Short Hills, NJ, Capstone in West New York, NJ, and RiverHouse 9 in Weehawken, NJ, contributed $4.6 million to NOI for the fourth quarter 2022, an increase of 9.8% compared to the prior quarter.
Haus25, a 750-unit property located at 25 Christopher Columbus in Jersey City, NJ achieved stable occupancy in early February, significantly ahead of schedule and underwritten rents, and was 92.7% occupied as of February 13. The property contributed $4.5 million to NOI during the fourth quarter 2022.

TRANSACTION ACTIVITY

In 2022, the Company closed on $831 million of non-strategic asset sales, releasing approximately $301 million of proceeds used to repay debt and acquire The James, a Class A multifamily property in Park Ridge, NJ.
On September 21, 2022, the Company entered into an agreement to sell Harborside 1, 2, and 3 for an aggregate price of $420 million (subject to closing adjustments for several ongoing construction projects), which is expected to release approximately $350 million of net proceeds. On October 7, 2022, the Company completed the sale of 101 Hudson Street for $346 million, releasing approximately $90 million of net proceeds used to pay down the revolving credit facility.

Furthermore, the Company fully exited the hotels segment. The Hyatt Hotel sale closed on November 30, 2022 for $117 million and the Port Imperial Hotels sale closed on February 10, 2023 for $97 million. These transactions released over $22 million of net proceeds in aggregate.

Approximately $157 million of land was sold during 2022, with the majority of the proceeds used to purchase The James in a 1031 Exchange. This includes two Port Imperial Land Parcels that were sold in November.

Exhibit 99.2

BALANCE SHEET/CAPITAL MARKETS
As of December 31, 2022, the Company had a debt-to-undepreciated assets ratio of 41.8%. Total liquidity was $277 million, comprised of $27 million in unrestricted cash and $250 million available under the revolving credit facility, which was fully repaid in the fourth quarter.

During the fourth quarter 2022, the Company purchased a 1-year LIBOR cap for the Haus25 loan of $300 million at a strike rate of 4%. Subsequent to quarter-end, the Company purchased a 9 month SOFR cap for the 145 Front Street loan of $63 million at a strike rate of 4%.

96% of the Company`s total pro forma debt portfolio (consolidated and unconsolidated) is hedged or fixed. The Company`s total pro forma debt portfolio has a weighted average rate of 4.4% and weighted average maturity of 4.1 years. This is inclusive of the Port Imperial Hotels that sold in February 2023 and a cap that was placed on 145 Front Street detailed above.

OPERATIONAL GUIDANCE

The Company expects growth projection ranges for 2023 shown below (compared to the full year 2022 Same Store NOI).

Operational Guidance	Low		High
Same Store Revenue Growth	4.0%	—	6.0%
Same Store Expense Growth	4.0%	—	6.0%
Same Store NOI Growth	4.0%	—	6.0%
DIVIDEND POLICY

The Company anticipates its regular quarterly common dividend to remain suspended while it seeks to conclude the final stage of its transition into a pure-play multifamily REIT.

CONFERENCE CALL/SUPPLEMENTAL INFORMATION
An earnings conference call with management is scheduled for February 22, 2023 at 8:30 a.m. Eastern Time, and will be broadcast live via the Internet at: http://investors.verisresidential.com/corporate-overview.

The live conference call is also accessible by dialing (844) 825-9789 (domestic) or (412) 317-5180 (international) and requesting the Veris Residential fourth quarter 2022 earnings conference call.

The conference call will be rebroadcast on Veris Residential, Inc.’s website at:
http://investors.verisresidential.com/corporate-overview beginning at 8:30 a.m. Eastern Time on February 22, 2023.

A replay of the call will also be accessible February 22, 2023 through March 22, 2023 by calling (844) 825-9789 (domestic) or (412) 317-5180 (international) and using the passcode, 10174822.
Copies of Veris Residential, Inc.’s fourth quarter 2022 Form 10-K and fourth quarter 2022 Supplemental Operating and Financial Data are available on Veris Residential, Inc.’s website, as follows:

Fourth Quarter 2022 Form 10-K:
http://investors.verisresidential.com/sec-filings
Fourth Quarter 2022 Supplemental Operating and Financial Data:
http://investors.verisresidential.com/quarterly-supplementals
In addition, once filed, these items will be available upon request from:
Veris Residential, Inc. Investor Relations Department
Harborside 3, 210 Hudson St., Ste. 400, Jersey City, New Jersey 07311

Exhibit 99.2
NON-GAAP FINANCIAL MEASURES
Included in this press release are Funds from Operations, or FFO, Core Funds from Operations, or Core FFO, net operating income, or NOI and Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization, or Adjusted EBITDA, each a “non-GAAP financial measure,” measuring Veris Residential, Inc.’s historical or future financial performance that is different from measures calculated and presented in accordance with generally accepted accounting principles (“U.S. GAAP”), within the meaning of the applicable Securities and Exchange Commission rules. Veris Residential, Inc. believes these metrics can be a useful measure of its performance which is further defined below.
For reconciliation of FFO and Core FFO to Net Income (Loss), please refer to the following pages. For reconciliation of NOI, and Adjusted EBITDA to Net Income (Loss), please refer to the Company’s disclosure in the Quarterly Financial and Operating Data package for the fourth quarter 2022.
FFO
FFO is defined as net income (loss) before noncontrolling interests in Operating Partnership, computed in accordance with U.S. GAAP, excluding gains or losses from depreciable rental property transactions (including both acquisitions and dispositions), and impairments related to depreciable rental property, plus real estate-related depreciation and amortization. The Company believes that FFO per share is helpful to investors as one of several measures of the performance of an equity REIT. The Company further believes that as FFO per share excludes the effect of depreciation, gains (or losses) from property transactions and impairments related to depreciable rental property (all of which are based on historical costs which may be of limited relevance in evaluating current performance), FFO per share can facilitate comparison of operating performance between equity REITs.
FFO per share should not be considered as an alternative to net income available to common shareholders per share as an indication of the Company’s performance or to cash flows as a measure of liquidity. FFO per share presented herein is not necessarily comparable to FFO per share presented by other real estate companies due to the fact that not all real estate companies use the same definition. However, the Company’s FFO per share is comparable to the FFO per share of real estate companies that use the current definition of the National Association of Real Estate Investment Trusts (“Nareit”). A reconciliation of net income per share to FFO per share is included in the financial tables accompanying this press release.
Core FFO
Core FFO is defined as FFO, as adjusted for certain items to facilitate comparative measurement of the Company's performance over time. Core FFO is presented solely as supplemental disclosure that the Company's management believes provides useful information to investors and analysts of its results, after adjusting for certain items to facilitate comparability of its performance from period to period. Core FFO is a non-GAAP financial measure that is not intended to represent cash flow and is not indicative of cash flows provided by operating activities as determined in accordance with GAAP. As there is not a generally accepted definition established for Core FFO, the Company's measures of Core FFO may not be comparable to the Core FFO reported by other REITs. A reconciliation of net income per share to Core FFO in dollars and per share is included in the financial tables accompanying this press release.
NOI and Same Store NOI
NOI represents total revenues less total operating expenses, as reconciled to net income above. The Company considers NOI to be a meaningful non-GAAP financial measure for making decisions and assessing unlevered performance of its property types and markets, as it relates to total return on assets, as opposed to levered return on equity. As properties are considered for sale and acquisition based on NOI estimates and projections, the Company utilizes this measure to make investment decisions, as well as compare the performance of its assets to those of its peers. NOI should not be considered a substitute for net income, and the Company’s use of NOI may not be comparable to similarly titled measures used by other companies. The Company calculates NOI before any allocations to noncontrolling interests, as those interests do not affect the overall performance of the individual assets being measured and assessed.
Same Store NOI is presented for the same store portfolio, which comprises all properties that were owned by the Company throughout both of the reporting periods.
Blended Net Rental Growth Rate
Weighted average of the net effective change in rent (inclusive of concessions) for a lease with a new resident or for a renewed lease compared to the rent for the prior lease of the identical apartment unit.

Exhibit 99.2
ABOUT THE COMPANY
Veris Residential, Inc. is a forward-thinking, environmentally- and socially-conscious real estate investment trust (REIT) that primarily owns, operates, acquires, and develops holistically-inspired, Class A multifamily properties that meet the sustainability-conscious lifestyle needs of today's residents while seeking to positively impact the communities it serves and the planet at large. The company is guided by an experienced management team and Board of Directors and is underpinned by leading corporate governance principles, a best-in-class and sustainable approach to operations, and an inclusive culture based on equality and meritocratic empowerment.
For additional information on Veris Residential, Inc. and our properties available for lease, please visit http:// www.verisresidential.com/.
The information in this press release must be read in conjunction with, and is modified in its entirety by, the Quarterly Report on Form 10-K (the “10-K”) filed by the Company for the same period with the Securities and Exchange Commission (the “SEC”) and all of the Company’s other public filings with the SEC (the “Public Filings”). In particular, the financial information contained herein is subject to and qualified by reference to the financial statements contained in the 10-K, the footnotes thereto and the limitations set forth therein. Investors may not rely on the press release without reference to the 10-K and the Public Filings.
We consider portions of this information, including the documents incorporated by reference, to be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of such act. Such forward-looking statements relate to, without limitation, our future economic performance, plans and objectives for future operations and projections of revenue and other financial items. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “projected,” “should,” “expect,” “anticipate,” “estimate,” “target,” “continue” or comparable terminology. Forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which we cannot predict with accuracy and some of which we might not even anticipate. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, we can give no assurance that such expectations will be achieved. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading "Disclosure Regarding Forward-Looking Statements" and "Risk Factors" in the Company's Annual Report on Form 10-K, as may be supplemented or amended by the Company's Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise, except as required under applicable law.

Exhibit 99.2
Investors
Anna Malhari
Chief Operating Officer
investors@verisresidential.com
Media
Amanda Shpiner/Grace Cartwright
Gasthalter & Co.
212-257-4170
veris-residential@gasthalter.com

Exhibit 99.2
Veris Residential, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts) (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
REVENUES	2022	2021	2022	2021
Revenue from leases	$73,464	$74,593	$284,062	$276,864
Real estate services	888	1,848	3,581	9,596
Parking income	4,753	4,483	18,557	15,003
Hotel income	5,063	3,834	15,505	10,618
Other income	2,034	2,228	33,313	11,310
Total revenues	86,202	86,986	355,018	323,390

EXPENSES
Real estate taxes	19,153	11,713	58,585	47,106
Utilities	2,979	3,986	14,344	14,802
Operating services	20,184	19,846	77,855	71,246
Real estate services expenses	2,514	3,019	10,549	12,857
General and administrative	12,250	13,849	56,169	57,190
Transaction related costs	2,119	5,805	3,467	12,221
Depreciation and amortization	28,706	24,814	111,518	110,038
Property impairments	10,302	7,426	94,811	13,467
Land and other impairments, net	—	12,386	9,368	23,719
Total expenses	98,207	102,844	436,666	362,646

OTHER (EXPENSE) INCOME
Interest expense	(23,171)	(15,828)	(78,040)	(65,192)
Interest and other investment income (loss)	102	5,144	729	524
Equity in earnings (loss) of unconsolidated joint ventures	(647)	(1,420)	1,200	(4,251)
Realized gains (losses) and unrealized gains (losses) on disposition of rental property, net	69,380	2,501	66,115	3,022
Gain on disposition of developable land	(486)	2,004	57,262	2,115
Loss on sale of unconsolidated joint venture interests	7,677	—	7,677	(1,886)
Loss from extinguishment of debt, net	(1,014)	(343)	(7,432)	(47,078)
Total other income (expense)	51,841	(7,942)	47,511	(112,746)
Loss from continuing operations	39,836	(23,800)	(34,137)	(152,002)

Discontinued operations:
Income from discontinued operations	1,058	480	3,692	16,911
Realized gains (losses) and unrealized gains (losses) on disposition of rental property and impairments, net	—	83	(4,440)	25,552
Total discontinued operations, net	1,058	563	(748)	42,463
Net income (loss)	40,894	(23,237)	(34,885)	(109,539)
Noncontrolling interests in consolidated joint ventures	595	925	3,079	4,595
Noncontrolling interests in Operating Partnership of income from continuing operations	(3,154)	2,656	5,202	15,739
Noncontrolling interests in Operating Partnership in discontinued operations	(98)	(52)	72	(3,860)
Redeemable noncontrolling interests	(6,365)	(6,564)	(25,534)	(25,977)
Net income (loss) available to common shareholders	$31,872	$(26,272)	$(52,066)	$(119,042)

Basic earnings per common share:
Income (loss) from continuing operations	$0.34	$(0.32)	$(0.62)	$(1.82)
Discontinued operations	0.01	—	(0.01)	0.43
Net income (loss) available to common shareholders	$0.35	$(0.32)	$(0.63)	$(1.39)

Diluted earnings per common share:
Income (loss) from continuing operations	$0.34	$(0.32)	$(0.62)	$(1.82)
Discontinued operations	0.01	—	(0.01)	0.43
Net income (loss) available to common shareholders	$0.35	$(0.32)	$(0.63)	$(1.39)

Basic weighted average shares outstanding	91,296	90,946	91,046	90,839

Diluted weighted average shares outstanding	100,417	99,963	100,265	99,893

Exhibit 99.2
Veris Residential, Inc.
Statements of Funds from Operations and Core FFO
(in thousands, except per share/unit amounts) (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net income (loss) available to common shareholders	$31,872	$(26,272)	$(52.066)	$(119,042)
Add (deduct): Noncontrolling interests in Operating Partnership	3,154	(2,656)	(5,202)	(15,740)
Noncontrolling interests in discontinued operations	98	52	(72)	3,861
Real estate-related depreciation and amortization on continuing operations (a)	30,886	27,179	120,584	118,835
Real estate-related depreciation and amortization on discontinued operations	99	404	889	2,555
Property impairments on continuing operations	10,302	7,426	94,811	13,467
Impairment of unconsolidated joint venture investment (included in Equity in earnings)	—	—	—	(2)
Gain on sale from unconsolidated joint ventures	(7,677)	—	(7,677)	1,886
Continuing operations: Realized (gains) losses and unrealized (gains) losses on disposition of rental property, net	(69,380)	(2,501)	(66,116)	(3,022)
Discontinued operations: Realized (gains) losses and unrealized (gains) losses on disposition of rental property, net	—	(83)	4,440	(25,552)
Funds from operations (b)	$(646)	$3,549	$89,591	$(22,754)

Add (Deduct):
(Gain) loss from early extinguishment of debt, net	1,014	343	7,432	47,078
Dead deal and post sales items in Other Income/expense	—	—	—	(2,957)
Dead deal and transaction-related costs	2,119	5,805	3,467	12,221
Land and other impairments	—	12,386	9,368	23,719
Loan receivable loss allowance	—	(4,906)	—	246
(Gain) on disposition of developable land	486	(2,004)	(57,262)	(2,115)
CEO and related management change costs	—	—	—	2,089
Severance/Rebranding costs	1,836	1,938	14,080	10,634
Lease breakage fee, net	—	—	(22,664)	—
Non-cash derivative expense	500	—	287	—
Core FFO	$5,308	$17,111	$44,299	$68,161

Diluted weighted average shares/units outstanding (c)	100,416,881	99,962,745	100,264,845	99,893,491

Funds from operations per share/unit-diluted	$(0.01)	$0.04	$0.89	$(0.23)

Core funds from operations per share/unit diluted	$0.05	$0.17	$0.44	$0.68

Dividends declared per common share	$—	$—	$—	$—

Supplemental Information:
Non-incremental revenue generating capital expenditures:
Building improvements	$(3,748)	$(2,295)	$(14,992)	$(13,301)
Tenant improvements & leasing commissions (d)	(8,943)	(930)	(14,051)	(3,338)
Tenant improvements & leasing commissions on space vacant for more than a year	(4,546)	(4,507)	(29,233)	(19,142)
Straight-line rent adjustments (e)	(1,273)	169	157	(7,681)
Amortization of (above)/below market lease intangibles, net	(30)	(525)	(155)	(2,712)
Amortization of stock compensation	2,829	3,167	11,339	11,160
Amortization of lease inducements	16	17	129	(10)
Non real estate depreciation and amortization	395	325	1,328	1,304
Amortization of debt discount/(premium) and mark-to-market, net	—	—	—	231
Amortization of deferred financing costs	1,219	1,199	4,821	4,569

(a)	Includes the Company’s share from unconsolidated joint ventures, and adjustments for noncontrolling interest of $2,574 and $2,690 for the three months ended December 31, 2022 and 2021, respectively and $10,393 and $10,103 for the twelve months December 31,, 2022 and 2021, respectively. Excludes non-real estate-related depreciation and amortization of $395 and $325 for the three months ended December 31, 2022 and 2021, respectively, and $1,328 and $1,304 for the twelve months ended December 31, 2022 and 2021, respectively.
(b)	Funds from operations is calculated in accordance with the definition of FFO of the National Association of Real Estate Investment Trusts (Nareit). See "Information About FFO" in this release.
(c)	Calculated based on weighted average common shares outstanding, assuming redemption of Operating Partnership common units into common shares 8,656 and 8,690 shares for the three months ended December 31, 2022 and 2021, respectively and 8,639 and 8,741 shares for the twelve months ended December 31, 2022 and 2021, respectively), plus dilutive Common Stock Equivalents (i.e. stock options).
(d)	Excludes expenditures for tenant spaces that have not been owned for at least a year.
(e)	Includes free rent of $3,252 and $3,554 for the three months ended December 31, 2022 and 2021, respectively and $13,312 and $18,385 for the twelve months ended December 31, 2022 and 2021, respectively. Also includes the Company's share from unconsolidated joint ventures of $4 and $(75) for the three months ended December 31, 2022 and 2021, respectively and $(815) and $746 for the twelve months ended December 31, 2022 and 2021, respectively.

Exhibit 99.2
Veris Residential, Inc.
Consolidated Balance Sheets
(in thousands, except per share amounts) (unaudited)

ASSETS	December 31, 2022	December 31, 2021
Rental property
Land and leasehold interests	$492,204	$494,935
Buildings and improvements	3,332,315	3,375,266
Tenant improvements	122,509	106,654
Furniture, fixtures and equipment	99,094	100,011
	4,046,122	4,076,866
Less – accumulated depreciation and amortization	(631,910)	(583,416)
	3,414,212	3,493,450
Real estate held for sale, net	193,933	618,646
Net investment in rental property	3,608,145	4,112,096
Cash and cash equivalents	26,782	31,754
Restricted cash	20,867	19,701
Investments in unconsolidated joint ventures	126,158	137,772
Unbilled rents receivable, net	39,734	72,285
Deferred charges and other assets, net	96,162	151,347
Accounts receivable	2,920	2,363

Total assets	$3,920,768	$4,527,318
LIABILITIES AND EQUITY
Revolving credit facility and term loans	—	148,000
Mortgages, loans payable and other obligations, net	1,903,977	2,241,070
Dividends and distributions payable	110	384
Accounts payable, accrued expenses and other liabilities	72,041	134,977
Rents received in advance and security deposits	22,941	26,396
Accrued interest payable	7,131	5,760
Total liabilities	2,006,200	2,556,587

Commitments and contingencies	—	—

Redeemable noncontrolling interests	515,231	521,313

Equity:
Veris Residential, Inc. stockholders’ equity:
Common stock, $0.01 par value, 190,000,000 shares authorized, 91,083,837 and 90,948,008 shares outstanding	911	909
Additional paid-in capital	2,532,182	2,530,383
Dividends in excess of net earnings	(1,301,385)	(1,249,319)
Accumulated other comprehensive income (loss)	3,977	9
Total Veris Residential, Inc. stockholders’ equity	1,235,685	1,281,982

Noncontrolling interests in subsidiaries:
Operating Partnership	126,109	127,053
Consolidated joint ventures	37,543	40,383
Total noncontrolling interests in subsidiaries	163,652	167,436

Total equity	1,399,337	1,449,418

Total liabilities and equity	$3,920,768	$4,527,318